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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1 )*


                               ACT Networks, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   000975102
                         ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

---------------------                           -------------------------------
CUSIP NO.  000975102                  13G        PAGE    2    OF    4     PAGES
          ----------                                  -------   --------

---------------------                           -------------------------------

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    1     NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc. I.D. No. 74-1881407
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                        (a) [ ]

                                                                        (b) [ ]

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    3     SEC USE ONLY


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    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware

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                          5     SOLE VOTING POWER

                                    --------------------
      NUMBER OF
                       --------------------------------------------------------
        SHARES            6     SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                           436,100
         EACH
                       --------------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH                       --------------------

                       --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                          436,100

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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               436,100

-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.7%

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   12     TYPE OF REPORTING PERSON *

              HC

-------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages
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                                  SCHEDULE 13G



Item 1(a)   NAME OF ISSUER:
            ACT Networks, Inc.

Item 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            188 Camino Ruiz
            Camarillo, CA  93012-8701

Item 2(a)   NAME OF PERSON FILING:
            A I M Management Group Inc.

Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            11 Greenway Plaza, Suite 100
            Houston, Texas  77046

Item 2(c)   CITIZENSHIP:
            State of Delaware

Item 2(d)   TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $.001 per share

Item 2(e)   CUSIP NUMBER:
            000975102

Item 3      TYPE OF REPORTING PERSON:
            Parent Holding Company, in accordance with section
            240.13d-1(b)(ii)(G)

Item 4(a)   AMOUNT BENEFICIALLY OWNED AS OF MAY 31, 1997:
            436,100

Item 4(b)   PERCENT OF CLASS:
            4.7%

Item 4(c)   DEEMED VOTING POWER AND DISPOSITION POWER:
            (i)  sole power to vote or to direct the vote:               N/A
            (ii) shared power to vote or to direct the vote:             436,100
            (iii)sole power to dispose or to direct the disposition of:  N/A
            (iv) shared power to dispose or to direct the disposition of:436,100

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
            This statement is being filed to reflect the fact that as of May 31, 1997, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            N/A



                               Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            N/A

Item 9      NOTICE OF DISSOLUTION OF A GROUP:
            N/A

Item 10     CERTIFICATION:
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

            SIGNATURE:
            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            Date:  June 10, 1997         A I M Management Group Inc.


                                         /s/ CAROL F. RELIHAN

                                         Carol F. Relihan
                                         Vice President, Secretary and
                                         General Counsel



** Please call Sharon Poessel at (713) 214-1126 with questions regarding this filing.


                               Page 4 of 4 pages